               FINANCIAL ADVISORY AND INVESTMENT BANKING AGREEMENT



          This Agreement is made and entered into as of the   th day of
, 1996, between William Scott & Company LLC, with an office at 1030 Salem Road, Union New Jersey 07083 ("Advisor"), and Worldwide Entertainment & Sports Corp., with an office at 29 Northfield Aveue, West Orange, New Jersey 07052 (the "Company").

         In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. PURPOSE:  The Company hereby engages Advisor for the term specified
in  Paragraph  2  hereof  to   consulting  advice  to the  Company  as an
investment banker relating to financial and similar matters upon the terms and conditions set forth herein.

          2. TERM: Except as otherwise specified in paragraph 5 hereof, this Agreement shall be effective for a period of two years, commencing on the closing date of the Company's public offering pursuant to the Registration Statement on Form SB-2 (the "Closing Date"). This Agreement may not be terminated by the Company. This Agreement may be terminated by the Advisor at any time upon 30 days' notice; provided the Advisor shall repay any portion of its fee which was not earned on the effective date of such termination ($2,083.33 multiplied by the number of months paid in advance).

          3. DUTIES OF ADVISOR: During the term of this Agreement, Advisor shall provide the Company with such regular and customary consulting advice as is reasonably requested by the Company, provided that Advisor shall not be required to undertake duties not reasonably within the scope of the financial advisory or investment banking services contemplated by this Agreement. It is understood and acknowledged by the parties that the value of Advisor's advice is not readily quantifiable, and that Advisor shall be obligated to render advice upon the request of the Company, in good faith, but shall not be obligated to spend any specific amount of time in so doing. Advisor's duties may include, but will not necessarily be limited to, providing recommendations concerning the following financial and related matters:

                      a. Disseminating information about the Company to the investment community at large;

                      b. Rendering advice and assistance in connection with the preparation of annual and interim reports and press releases;

                      c.   Assisting   in   the   Company's   financial   public
                           relations;

                      d. Arranging, on behalf of the Company, at appropriate times, meetings with securities analysts of major regional investment banking firms;

                      e. Rendering advice with regard to internal operations, including:

                           (1) the formation of corporate goals and their implementation;

                           (2)   the  Company's   financial  structure  and  its
                                 divisions or subsidiaries;

                           (3)   securing,  when and if necessary  and possible,
                                 additional   financing   through  banks  and/or
                                 insurance companies; and

                           (4)   corporate organization and personnel; and

                      f. Rendering advice with regard to any of the following corporate finance matters:

                           (1)   changes in the capitalization of the Company;

                           (2)   changes in the Company's corporate structure;

                           (3)   redistribution    of   shareholdings   of   the
                                 Company's stock;

                           (4) offerings of securities in public transac-tions;

                           (5)   sales of securities in private transactions;

                           (6)   alternative uses of corporate assets;

                           (7)   structure and use of debt; and

                           (8) sales of stock by insiders pursuant to Rule 144 or otherwise.



          In addition to the foregoing, Advisor agrees to furnish advice to the Company in connection with (i) the acquisition and/or merger of or with other companies, divestiture or any other similar transaction, or the sale of the Company itself (or any significant percentage, assets, subsidiaries or affiliates thereof), and (ii) bank financings or any other financing from financial institutions (including but not limited to lines of credit, performance bonds, letters of credit, loans or other financings not provided for in paragraph 4 hereof).

          Advisor shall render such other financial advisory and investment and/or investment banking services as may from time to time be agreed upon by Advisor and the Company.

          4. COMPENSATION: In consideration for the services rendered by Advisor to the Company pursuant to this Agreement (and in addition to the expenses provided for in Paragraph 6 hereof), the Company shall compensate Advisor as follows:

               a. The Company shall pay an aggregate of $50,000 which amount equals a monthly fee of $2,083.33 for 24 months, with $25,000 to be paid in full at the Closing Date and $25,000 payable one year thereafter.

               b. In the event that Advisor introduces to the Company any party who enters into a transaction with the Company regarding the acquisition and/or merger of or with other companies, divestiture or any other similar transaction, or the sale of the Company itself (or any significant percentage, assets, subsidiaries or affiliates thereof) and any such transactions occurs during the three years after the Closing Date, the Company shall pay fees to Advisor as follows:


               CONSIDERATION                              FEE
               -------------                              ---
        $  up to $1,000,000                    5% of Consideration

        $1,000,001 to $2,000,000               4% of Consideration

        $2,000,001 to $3,000,000               3% of Consideration
        over $3,000,000                        2% of Consideration in excess of
                                                         $3,000,000

          For the purposes of this Agreement, "Consideration" shall mean the total market value on the day of the closing of stock, cash, assets and all other property (real or personal) exchanged or received, directly or indirectly by the Company or any of its security holders in connection with any transaction, including without limitation any amounts paid by the Company or any person or entity to holders of warrants, stock purchase rights, straight or convertible securities of the Company or any affiliate thereof, options or stock appreciation rights issued by the Company or any affiliate thereof, options or stock appreciation rights issued by the Company, whether or not vested, and to holders of any other securities of any kind whatsoever of the Company, or pursuant to any employment agreement, consulting agreement, covenant not to compete, earnout or contingent payment right or similar arrangement, agreement or understanding, whether oral or written. Any co-broker retained by Advisor shall be paid by Advisor.

          5. EXPENSES OF ADVISOR: In addition to the fees payable hereunder, and regardless of whether any transaction set forth in Paragraphs 4 hereof is proposed or consummated the Company shall reimburse Advisor for all reasonable fees and disbursements, upon prior written approval by the Company of Advisor's travel and out-of-pocket expenses incurred in connection with the services performed by Advisor pursuant to this Agreement, including without limitation, hotels, food and associated expenses and long-distance telephone calls. Such reimbursement shall be paid monthly upon presentation of receipts.

          6. LIABILITY OF ADVISOR:

               a. The Company acknowledges that all opinions and advice (written or oral) given by Advisor to the Company in connec tion with Advisor's engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Advisor to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to Advisor, or use Advisor's name in any annual reports or any other reports or releases of the Company without Advisor's prior written consent.

               b. The Company acknowledges that Advisor makes no commitment whatsoever as to making a market in the Company's securities or to recommending or advising its clients to purchase the Company's securities. Research reports or corporate finance reports that may be prepared by Advisor will, when and if prepared, be done solely on the merits or judgment of analysis of Advisor or any senior corporate finance personnel of Advisor.

          7. ADVISOR'S SERVICES TO OTHERS: The Company acknowledges that Advisor or its affiliates are in the business of providing financial services and consulting advice to others.

Nothing herein contained shall be construed to limit or restrict Advisor in conducting such business with respect to others, or in rendering such advice to others.

          8. COMPANY INFORMATION: The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, Advisor will use and rely on data, material and other information furnished to Advisor by the Company. The Company acknowledges and agrees that in performing its services under this engagement, Advisor may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same.

          9. INDEMNIFICATION: Since Advisor will be acting on behalf of the Company in connection with its engagement hereunder, the Company and Advisor hereby each agree to indemnify and hold harmless each other, their partners, employees, agents, representatives and controlling persons (and the officers, directors, employees, agents, representatives and controlling persons of each of them) from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which the Advisor is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of the services pursuant to this Agreement so long as the other party has not committed an intentional or willful misconduct, or shall not have acted grossly negligent, in connection with the services which form the basis of the claim for indemnification. The parties further agree that neither party shall incur any liability on account of this Agreement or any acts or omissions arising out of or related to the actions of each relating to this 'Agreement or the performance or failure to perform any services under this Agreement except for such parties intentional or wilful misconduct. This paragraph shall survive the expiration or termination of this Agreement.

          10. ADVISOR AN INDEPENDENT CONTRACTOR: Advisor shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that Advisor shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

          11.  MISCELLANEOUS:

               a. Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent (i) postage prepaid by registered mail, return receipt requested, or (ii) by facsimile, to the respective parties as firt set forth above, or to such other address as either party may notify the other in writing:

               b. This Agreement  shall be binding upon and inure to the benefit
of  each  of  the  parties  hereto  and  their  respective   successors,   legal
representatives and assigns.

               c. This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

               d. No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

               e. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey, without giving effect to its conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in New Jersey, and they hereby submit to the exclusive jurisdiction of the courts of the State of New Jersey with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth in Paragraph 12(b) hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                         WILLIAM SCOTT & COMPANY LLC


                                         By:________________________________


                                         WORLDWIDE ENTERTAINMENT & SPORTS CORP.


                                         By:________________________________